Exhibit 99.1

JOINT FILING AGREEMENT

This Joint Filing Agreement, dated as of April 5, 2018, is by and among Torgerson Family Trust, 989677 Alberta Ltd., Svenco Investments Ltd., Lance Torgerson, Tammy Torgerson and Richard Torgerson (collectively, the “Filers”).

Each of the Filers may be required to file with the United States Securities and Exchange Commission a statement on Schedule 13G and/or 13D with respect to the common shares, no par value per share, of Civeo Corporation that may be beneficially owned by them from time to time.

Pursuant to and in accordance with Rule 13(d)(1)(k) promulgated under the Securities Exchange Act of 1934, as amended, the Filers hereby agree to file a single statement on Schedule 13G and/or 13D (and any amendments thereto) on behalf of each of such parties, and hereby further agree to file this Joint Filing Agreement as an exhibit to such statement, as required by such rule. This Joint Filing Agreement may be terminated by any of the Filers upon one week’s prior written notice (or such lesser period of notice as the Filers may mutually agree) to the other party.

Executed and delivered as of the date first above written.

Torgerson Family Trust

By:	/s/ Lance Torgerson
Name:	Lance Torgerson
Title:	Trustee

989677 Alberta Ltd.

By:	/s/ Lance Torgerson
Name:	Lance Torgerson
Title:	President

Svenco Investments Ltd.

By:	/s/ Lance Torgerson
Name:	Lance Torgerson
Title:	President

/s/ Lance Torgerson
Lance Torgerson

/s/ Richard Torgerson
Richard Torgerson

/s/ Tammy Torgerson
Tammy Torgerson